Exhibit 99.1 FOR IMMEDIATE RELEASE Aircastle Extends $1 Billion Global Revolving Credit Facility to April of 2025 Stamford, CT. April 26, 2021 — Aircastle Limited (“Aircastle”) announced today that it amended and closed a $1 billion senior, unsecured revolving credit facility with ten global financial institutions, and the expiration date of the facility has been extended by three years, from June 2022 to April of 2025. The facility participants consist of ten leading global financial institutions with Citibank N.A., Fifth Third Bank N.A., Goldman Sachs Bank USA, J.P. Morgan Chase Bank, N.A. and Royal Bank of Canada as Joint Lead Arrangers and Bookrunners, as well as BNP Paribas, Credit Agricole Corporate & Investment Bank, Mizuho Bank, Ltd., MUFG Bank, Ltd. and Wells Fargo Bank, N.A., as lenders. Michael Inglese, Aircastle’s CEO, stated, "We appreciate the continued strong support from our bank group and are pleased to have extended and expanded, from eight to ten banks, Aircastle's main revolving credit facility which will now expire in April of 2025.” Mr. Inglese continued, “Aircastle's professional aircraft leasing platform along with our company’s well-diversified portfolio and ready access to the capital markets, positions us well for the expected aviation market recovery and to grow in a profitable and disciplined manner in the years ahead.” About Aircastle Limited Aircastle Limited acquires, leases, and sells commercial jet aircraft to airlines throughout the world. As of February 28, 2021, Aircastle owned and managed on behalf of its joint ventures 261 aircraft leased to 75 customers located in 43 countries. Contact: Aircastle Advisor LLC Frank Constantinople, SVP Investor Relations Tel: +1-203-504-1063 fconstantinople@aircastle.com